As filed with the Securities and Exchange Commission on November 6, 2002

Registration No. 333-100061
Registration No. 333-72804

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-3

Post-Effective Amendment No. 4 to Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fair, Isaac and Company, Incorporated (Exact name of registrant on Post-Effective Amendment No. 1 to Form S-3 as specified in its charter)	HNC Software Inc. (Exact name of registrant on Post-Effective Amendment No. 4 to Form S-3 as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)

94-1499887 (I.R.S. Employer Identification Number)	33-0248788 (I.R.S. Employer Identification Number)

200 Smith Ranch Road San Rafael, California 94903 (415) 472-2211 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	5935 Cornerstone Court West San Diego, California 92121 (858) 799-8000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrea M. Fike, Esq.

Vice President, General Counsel and Secretary
Fair, Isaac and Company, Incorporated
4295 Lexington Avenue North
St. Paul, Minnesota 55126
(651) 483-8593
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Blair W. White, Esq.
Pillsbury Winthrop LLP
50 Fremont Street
San Francisco, California 94105
(415) 983-1000

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a) may determine.

SIGNATURES

EXPLANATORY NOTE

      On November 6, 2001, HNC Software Inc. filed registration statement number 333-72804, registering $150,000,000 principal amount of 5.25% convertible subordinated notes issued by HNC, and the shares of HNC common stock issuable upon conversion of the notes.

      On August 5, 2002, HNC became a wholly-owned subsidiary of Fair, Isaac and Company, Incorporated, a Delaware corporation, through the merger of a wholly-owned subsidiary of Fair, Isaac with and into HNC, and each share of HNC common stock was converted into Fair, Isaac common stock. In connection with the merger, HNC’s 5.25% convertible subordinated notes became convertible into shares of Fair, Isaac common stock. In addition, Fair, Isaac and HNC entered into a supplemental indenture whereby Fair, Isaac agreed to guarantee the notes on a subordinated basis.

      On September 24, 2002, Fair, Isaac and HNC filed registration statement number 333-100061, to register the Fair, Isaac common stock issuable upon conversion of the convertible notes and Fair, Isaac’s guarantees of the convertible notes, and a post-effective amendment to registration statement number 333-72804 with respect to the convertible notes which revised that registration statement to reflect the merger, the Fair, Isaac common stock, and the Fair, Isaac guarantees. On October 4, 2002, HNC filed a post-effective amendment to registration statement number 333-72804 to remove and withdraw from registration all shares of HNC common stock registered pursuant to HNC’s registration statement which remained unissued.

      On November 1, 2002, HNC merged with and into Fair, Isaac, with Fair, Isaac as the surviving company. Fair, Isaac is separately filing a new registration statement to register the resale of the unsold convertible notes assumed by Fair, Isaac and the Fair, Isaac common stock issuable upon conversion of the notes.

      This filing is made by Fair, Isaac and HNC as a joint post-effective amendment to registration statement number 333-72804 and registration statement number 333-100061 to remove and withdraw from registration all remaining securities registered pursuant to these registration statements which remained unissued.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Paul, Minnesota, on November 5, 2002.

FAIR, ISAAC AND COMPANY,

INCORPORATED

By:	/s/ ANDREA M. FIKE

Andrea M. Fike

Vice President and General Counsel

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment No. 4 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Rafael, California, on November 5, 2002.

HNC SOFTWARE INC.

By	/s/ ANDREA M. FIKE

Andrea M. Fike

Vice President and General Counsel